Contact: Timothy P. Walbridge	EXHIBIT 99.3

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD THIRD QUARTER EARNINGS

www.1stcent.com

Redlands, California—October 22, 2003— 1st Centennial Bancorp (OTCBB: FCEN) today announced third quarter operating results. The company reported earnings for the quarter ending September 30, 2003 of $547,000, compared to earnings of $418,000 for the third quarter 2002, representing a 31%, or $129,000 increase. Basic earnings per share were 36 cents for the current quarter compared to 33 cents for the same period last year. Diluted earnings per share were 35 cents for the current quarter compared to 33 cents for the same period last year. YTD net income was reported at $1.488 million at September 30, 2003 compared to $1.211 million at September 30, 2002, and increase of 23%, or $277,000. Year to date basic earnings per share were $1.08 in 2003 compared to 96 cents in 2002, and diluted earnings per share of $1.02 for year to date 2003 compared to 95 cents for the same period in 2002.

Annualized Return on Average Equity and Return on Average Assets as of September 30, 2003 were 9.8% and .88%, respectively, compared to 10.03% and .77% annualized, for the same period in 2002, respectively. The decrease in Return on Average Equity is due in part, to more equity in 2003 than in 2002 as a result of the issuance of 225,000 shares of the Company’s common stock, all of which were offered by 1st Centennial Bancorp in May of 2003.

Total net loans increased $26 million, or 19% from $137 million to $163 million from September 30, 2002 to September 30, 2003. Deposits, at $203 million, represent an increase of $31 million, or 18% from $173 million for the same period. Total assets reached a record high of $235 million at September 30, 2003, up 18%, or $36 million, from $199 million at September 30, 2002.

The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are pleased and proud of the continued, profitable growth of your Company, and remain committed in our efforts to build a quality financial services organization and increasing shareholder wealth.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We look forward to expanding our opportunities in the marketplace of San Bernardino, Riverside, Orange, and San Diego Counties.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	September 30,	September 30,
	2003	2002
	(in thousands, except per share data)
Assets:
Cash and due from banks	9,686	11,414
Federal funds sold	9,535	4,190

Total cash and cash equivalents	19,221	15,604

Interest-bearing deposits in financial institutions	4,991	4,980
Investment securities, available for sale	31,793	28,267
Federal home loan bank stock, at cost	363	361
Loans, net	163,187	137,247
Accrued interest receivable	855	864
Premises and equipment, net	2,601	2,667
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,145	4,157
Other assets	1,292	1,021

Total Assets	$234,628	$199,348

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	60,858	49,588
Interest-bearing and NOW accounts	56,525	48,994
Savings	19,283	15,531
Time deposits $100,000 or greater	39,005	29,780
Other time deposits	27,738	28,743

Total deposits	203,409	172,636

Accrued interest payable	281	127
Redeemable preferred securities of subsidiary trust holding solely junior subordinated debt	6,000	6,000
Other Liabilities	1,015	3,868

Total Liabilities	210,705	182,631

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,502,281 and 1,262,007 shares at September 30, 2003 and 2002 respectively	6,009	4,808
Additional paid-in-capital	14,447	9,100
Retained earnings	3,092	2,463
Accumulated other comprehensive income (loss)	375	346

Total Shareholders’ Equity	23,923	16,717
Total Liabilities and Shareholders’ Equity	$234,628	$199,348

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	9 Months Ended September 30,		3 Months Ended September 30,
	2003	2002	2003	2002
Interest income:
Interest and fees on loans	11,086	9,287	3,849	3,238
Deposits in financial institutions	178	161	64	56
Federal funds sold	73	114	37	30
Investments	833	1,197	236	375

Total interest income	12,170	10,759	4,186	3,699

Interest expense:
Demand and savings deposits	396	300	126	108
Time deposits $100,000 or greater	665	566	211	168
Other time deposits	292	674	98	161
Interest expense on borrowed funds	266	240	82	90

Total interest expense	1,619	1,780	517	527

Net interest income	10,551	8,979	3,669	3,172

Provision for loan losses	360	307	150	146
Net interest income after provision for loan losses	10,191	8,672	3,519	3,026

Noninterest income:
Customer service fees	972	804	297	258
Gain from sale of loans	690	501	363	162
Other income	589	474	184	222

Total noninterest income	2,251	1,779	844	642

Noninterest expense:
Salaries and employee benefits	5,930	4,296	2,136	1,525
Net occupancy expense	1,164	1,115	388	432
Other operating expense	3,067	3,269	992	1,086

Total noninterest expense	10,161	8,680	3,516	3,043

Income before provision for income taxes	2,281	1,771	847	625

Provision for income taxes	793	560	300	207
Net income	$1,488	$1,211	$547	$418

Earnings per share:
Basic	1.08	0.96	0.36	0.33
Diluted	1.02	0.95	0.35	0.33